Exhibit 99.1

**FOR IMMEDIATE RELEASE**	For more information, contact:
Victor Karpiak: (425) 255-4400

FIRST FINANCIAL NORTHWEST, INC.
ANNOUNCES RESIGNATION OF DIRECTOR

Renton, Washington – February 17, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ: FFNW), the holding company for First Savings Bank Northwest (“Bank”), announced today that Mr. Spencer L. Schneider, a Director of the Company and the Bank for approximately five weeks, resigned at the Company’s Board meeting held on February 15, 2012.  Mr. Schneider had served as a Director of the Company and the Bank since January 11, 2012, and was a member of the Board’s Nominating and Corporate Governance, and Compensation Committees.

At the Company Board meeting on February 15, 2012, Mr. Schneider demanded that the Board take three actions:  (i) remove the pictures of past Directors from the walls of the building; (ii) serve no refreshments and only hard candies at the annual meeting of stockholders; and (iii) immediately terminate the Director Emeritus Policy.  Mr. Schneider then told the Board he would step out of the room so they could discuss his demands and determine how to proceed. The Board discussed the demands and invited Mr. Schneider to rejoin the meeting.  The Board then requested that these items be placed on the agenda for the March Board meeting (due to legal concerns regarding termination of the Director Emeritus Policy) and Mr. Schneider refused and resigned immediately.

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank that was originally organized in 1923. The Company serves the Puget Sound Region of Washington that includes King, Snohomish and Pierce counties, through its full-service banking office. The Company is part of the America’s Community Bankers NASDAQ Index. For additional information about the Company and the Bank, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for construction/land development,  residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technological factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.